CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BTHC II ACQUISITION CORP.

     BTHC II ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending its Amended and Restated Certificate of Incorporation pursuant to Section 242 of the DGCL does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation was originally filed in the Office of the Secretary of State of the State of Delaware on March 23, 2005 and the Amended and Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on November 8, 2005.
2. Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

          “FIRST. The name of the Corporation is PolyMedix, Inc.”

3. The Corporation hereby certifies that the amendment set forth above has been duly adopted by the unanimous written consent of the Board of Directors of the Corporation and by the written consent of the stockholders of the Corporation entitled to vote in accordance with Sections 141(f), 228 and 242 of the DGCL.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 17th day of February, 2006.

BTHC II ACQUISITION CORP.

By:	/s/ Nicholas Landekic
Name:	Nicholas Landekic
Title:	President, Chief Executive Officer and Secretary